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                                               October 8, 1999



Southern Farm Bureau Life Insurance Company
1401 Livingston Lane
Jackson, Mississippi 39213

Gentlemen:

This opinion is furnished in connection with the registration by Southern Farm Bureau Life Insurance Company of a flexible premium deferred variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.

                                     Sincerely,

                                     /s/ Kenneth P. Johnson

                                     Kenneth P. Johnson, FSA, MAAA
                                     Vice President, Product Development
                                     Southern Farm Bureau Life Insurance Company